Exhibit 10.1

Flavio Gonzalez Duarte

Av. Epitacio Pessoa 3190/905

Lagoa, CEP 22471001,

Rio de Janeiro, RJ, Brazil.

December 14, 2007

Transax International Limited

5201 Blue Lagoon Drive, 8th Floor

Miami, Florida 33126

Attn: Stephen Walters, President and CEO

BINDING LETTER OF INTENT FOR ACQUISITION

Dear Mr. Walters:

This binding letter of intent sets forth the basic terms and conditions of the acquisition (the “Acquisition”) by FLAVIO GONZALEZ DUARTE or a company controlled by him and/or his affiliates (the “Buyer” ) from TRANSAX INTERNATIONAL LIMITED, a Colorado corporation with its principal place of business in Florida (the “Seller”), of all of the issued and outstanding shares (the “Shares”) of capital stock of Seller’s wholly-owned subsidiary Transax Limited, a Colorado corporation (“Transax Sub”).

1.         Purchase of Shares. The Buyer will pay the Purchase Price pursuant to Section 3 below and, at the closing of the Acquisition (the “Closing”), receive delivery of the certificates for the Shares, duly endorsed in favor of Buyer or its nominee, free and clear of all liens, claims and encumbrances, subject to the pledge of the Shares to secure payment of the portion of the Purchase Price due after Closing as set forth in Section 3(f) below.

2.         Subsidiaries. Seller represents and warrants that Transax Sub owns 100% of the issued and outstanding capital stock of (i) Medlink Conectividade Em Saude Ltda., a Brazilian corporation (“Medlink”) and (ii) Medlink Technologies Inc., a Mauritius corporation (“MTI”).

3.         Consideration. As payment and consideration for the Shares, the following will occur:

a)         Buyer will pay to Seller an aggregate purchase price of US$5,600,000 as set forth below (the “Purchase Price”) and Buyer will acquire all assets and liabilities (including any undisclosed contingent liabilities identified during due diligence) on the unaudited Medlink balance sheet as of November 30, 2007.

b)         Immediately upon the execution of this binding letter of intent, Buyer will loan to Seller the sum of US$200,000, pursuant to a promissory note (the “Note”) payable without interest on the earlier of (i) Closing, (ii) termination of this letter of intent for any reason other than Section 7(c) below or execution of the Definitive

Transax International Limited

December 14, 2007

Document (as defined in Section 4(a)(i) below), or (iii) termination of the Definitive Document for any reason other than a material breach by Buyer.

c)         Immediately upon execution of the Definitive Document, Buyer shall deposit in escrow with Seller’s counsel US$120,000. An additional deposit of US$480,000 shall be placed in escrow with Seller’s counsel no later than seven days prior to the date of the meeting of Seller’s shareholders at which the Acquisition will be presented for approval. Seller will use its best efforts to hold the meeting by March 31, 2008. The funds deposited pursuant to this Section 3(c) shall be referred to hereafter collectively as the “Deposit.”

d)        Upon execution of the Definitive Document, Buyer shall commence management of Transax Sub, Medlink and MTI (collectively, the “Subsidiaries”) and their business (the “Business”) pursuant to a customary management agreement terminable upon termination of the Definitive Document.

e)         At Closing, the US$600,000 Deposit shall be paid to Seller and applied against the Purchase Price and Seller shall repay the Loan by crediting the US$200,000 amount thereof against the Purchase Price. Payment of the US$4,800,000 balance of the Purchase Price (the “Installment Balance”) shall be made in 24 consecutive monthly installments of US$200,000 each on the 20th day of each month, beginning April 20, 2008.

f)         Buyer’s obligation to pay the Installment Balance shall be evidenced by a promissory note (the “Installment Note”) secured by a pledge of all of the capital stock of Transax Sub, Medlink and MTI, the certificates for which shall be held in escrow by Seller’s counsel pending payment in full of the Installment Note. The Definitive Documentation shall include standard and customary provisions prohibiting dividends, distributions and other transactions outside of the ordinary course of business while the Installment Note remains outstanding.

g)        Buyer will pay to Seller a performance bonus (the “Bonus”) equal to 50% of the revenues received by Medlink (converted monthly to US$ at the monthly average exchange rate as provided by the Central Bank of Brazil) with respect to transactions in excess of an aggregate of 678,076 executed during 2008 for Medlink’s customer Bradesco Saude S.A. Buyer will pay the Bonus amount to the extent due as follows: 40% on January 31, 2009; 20% on April 30, 2009; 20% on July 31, 2009; and 20% on October 31, 2009.

h)        At Closing, Buyer will grant to the Seller at no cost a perpetual, exclusive and sublicenseable license to use all of the software and other intellectual property owned by MTI and Medlink (the “Medlink Solution Intellectual Property”) in all territories other than (i) Latin America (defined as all mainland countries in the Western

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December 14, 2007

Hemisphere south of the USA/Mexico border), and (ii) Spain and Portugal. At request of the Seller, the Buyer will provide such technical support as may be reasonably required by the Seller and its sublicensees for up to 24 months following the Closing at commercially reasonable rates for such services.

4.	Conditions Precedent.

(a)       The obligations of the parties to consummate the Acquisition are subject to the following conditions:

(i)

negotiation and execution of definitive documentation on terms as materially outlined in this letter of intent (collectively, the “Definitive Document”) which terms shall be satisfactory to the Seller and the Buyer and their respective counsel, each acting reasonably and in good faith, which shall include representations, agreements, covenants, conditions and indemnities customary for negotiated corporate acquisitions of this type; and

(ii)	completion of all necessary governmental filings, receipt of all necessary governmental approvals and expiration or termination of all applicable governmental waiting periods.

(b)       The obligation of the Buyer to consummate the Acquisition is subject to the following conditions.

(i)	approval by the Board of Directors of the Seller and by the shareholders of the Seller pursuant to a duly called special meeting of the shareholders (the “Shareholder Approval”);

(ii)	receipt of all waivers and consents required from third parties for Seller to consummate the Acquisition on terms reasonably satisfactory to the Buyer;

(iii)

no material adverse change shall have occurred in the Subsidiaries’ Business or financial condition since November 30, 2007, such Business shall have been operated in the ordinary course since that date, and since that date there shall have been no dividends, distributions or other payments or asset transfers by any of the Subsidiaries to Seller or its affiliates; and

(iv)	key personnel as determined by Buyer acting reasonably and in good faith shall have executed employment agreements with Buyer and/or the Subsidiaries.

Transax International Limited

December 14, 2007

5.         Publicity. Neither the Buyer nor the Seller will make any public announcement concerning this letter of intent, the discussions between the Buyer and the Seller or any other matter relating to the proposed Acquisition; provided, however, that, after consultation with the other party, either may make disclosure if such party is advised by its counsel that such disclosure is required by applicable law or stock exchange/securities market listing agreement. Except as permitted by the preceding sentence, neither the Seller, the Buyer nor any of their respective affiliates, directors, officers, employees, counsel, accountants, financial advisors or other agents, will disclose the existence or terms of this letter of intent or that the Seller and the Buyer are holding discussion to any person other than the respective legal, accounting and financial advisors of the Seller or the Buyer who have a need to know such information solely for the purpose of assisting such party in connection with the proposed Acquisition.

6.         Access to Information. The Seller will continue to (a) allow the Buyer and its representatives, counsel, accountants, financial advisors and consultants to have full access to the offices, properties and facilities of the Seller and the Subsidiaries, the books, records financial statements, tax returns and other relevant information pertaining to the Business and the officers, directors, employees, attorneys, accountants and financial advisors of the Seller and the Subsidiaries; and (b) furnish to the Buyer such additional financial and operating data and other information regarding the operations, assets, liabilities, financial condition and prospects of the Business as the Buyer may from time to time request. The Buyer will maintain the strict confidentiality of any non-public information that it obtains from Seller or the Subsidiaries in accordance with the terms of the Confidentiality Agreement between the Buyer and the Seller dated November 1, 2007.

7.         Termination. This letter of intent shall automatically terminate upon the execution of the Definitive Document, or earlier:

(a)	by the mutual written consent of the Seller and the Buyer;
(b)	by either the Seller or the Buyer, acting reasonably and in good faith, if the Definitive Document has not been executed on or before January 31, 2008;
(c)	by the Seller, if Buyer has materially breached any of its obligations hereunder;
(d)	by the Buyer, if Seller has materially breached any of its obligations hereunder; or
(e)	Upon consummation of a Third Party Acquisition (as defined in Section 10 below) or execution of an agreement for such a transaction.

Transax International Limited

December 14, 2007

8.         Break-Up Fee. Any “Break-Up Fee” paid hereunder shall be used to reimburse and compensate the recipient party for lost opportunity costs and transaction expenses incurred in connection with the Acquisition. For the purposes of this letter of intent, the “Break-Up Fee” shall be the applicable amount set forth in Section 8(a) or (b) below:

(a)       Seller shall pay to Buyer a Break-Up Fee of US$200,000 if (i) Buyer elects to terminate this letter of intent pursuant to Section 7(c) above, or (ii) if Seller, the Subsidiaries or shareholders of Seller consummate a Third Party Acquisition or enter into a binding agreement for such a transaction. The Break-Up Fee shall be the Buyer’s sole and exclusive remedy for Seller’s breach of this letter of intent except as otherwise expressly provided herein. The Note shall remain due and payable to Buyer in accordance with its terms, notwithstanding any payment due or made by Seller under this Section 8(a).

(b)       Buyer shall pay to Seller a Break-Up Fee equal to the outstanding balance of the Note. The Break-Up Fee shall be the Seller’s sole and exclusive remedy for Buyer’s breach except as otherwise expressly provided herein. Payment by Buyer to Seller of the Break-Up Fee pursuant to this Section 8(b) shall be satisfied pursuant to Buyer’s forgiveness of the Note.

9.         Expenses. Immediately upon the execution of this Agreement, Buyer shall pay US$20,000 to Seller, which amount shall be applied to Seller’s legal fees and expenses incurred in connection with drafting the transaction documents. Except as otherwise set forth in this letter of intent, whether or not the Closing occurs, each of the Seller and the Buyer will bear its own expenses incurred in connection with the investigation, negotiation, documentation and/or the Closing of the Acquisition, including all fees and disbursements of each party’s respective counsel, accountants, financial advisors, finders, and consultants.

10.       Exclusivity. In order to induce the Buyer to proceed with the investigation and negotiation of the proposed Acquisition, the Seller agrees that between the date of execution of this letter of intent and 12:01 a.m. EST, January 31, 2008 (the “Exclusivity Period”) the Seller will not, and it will not permit any of the Seller’s affiliates to, directly or indirectly, through any director, officer, employee, attorney, financial advisor or any other agent, take any action to solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any person (other than the Buyer or an affiliate thereof that the Buyer designates) regarding any acquisition of the Seller or any Subsidiary, any merger or consolidation with or involving the Seller or any Subsidiary or any acquisition of all or any portion of the stock of the Seller (including without limitation, by tender offer) or any Subsidiary or the Business or assets of the Seller or any Subsidiary (any such transaction being hereinafter referred to as a “Third Party Acquisition”). The Seller agrees that it will, and will cause all affiliates of the Seller, immediately to terminate any such discussions or negotiations (other than negotiations with the Buyer or an affiliate thereof that the Buyer designates) in progress as of the date of this letter of intent and that in no event will the Seller or any affiliate of the Seller accept or enter into an agreement concerning any Third Party Acquisition during the Exclusivity Period. In addition, during the Exclusivity Period, the Seller

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December 14, 2007

will not, directly or indirectly, through any director, officer, affiliate, employee, attorney, financial advisor or any other agent, initiate or continue to participate in any negotiations or discussions with any person relating to an acquisition of, joint venture with, or investment in, any business. The Seller will notify the Buyer immediately after receipt by the Seller or any affiliate of the Seller (or any of their respective directors, officers, employees, attorneys, financial advisors or other agents) of any proposal for, or inquiry respecting, any potential Third Party Acquisition or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of the Seller or any Subsidiary by any person. Such notice to the Buyer will indicate in reasonable detail the identity of the person making, and the terms of, the proposal or inquiry. The Seller will be responsible for any breach of the provision of this Section 10 by any affiliate of the Seller or any of the respective directors, officers, employees, attorneys, financial advisors or other agents of the Seller or any such affiliate. Notwithstanding the foregoing provisions of this Section 10 or any other term of this letter of intent to the contrary, nothing in this letter of intent shall be deemed to prevent the Seller’s board of directors from taking such actions as are required to comply with their fiduciary duties to the Seller or its shareholders under applicable law; provided however, that the Seller’s board of directors shall only be permitted to take such actions are as required to comply with such fiduciary duties, as determined in good faith by a majority of the Seller’s board of directors in accordance with written advice from outside legal counsel. The Seller shall provide a copy of such written advice of outside legal counsel to the Buyer prior to taking any such actions.

THIS PART INTENTIONALLY LEFT BLANK

Transax International Limited

December 14, 2007

11.       Miscellaneous. This letter of intent (a) shall be governed by, and construed in accordance with, the internal laws of the State of Florida, USA, without regard to the conflicts of laws principles of such state; (b) may not be amended or terminated nor may compliance with any provision of this letter of intent be waived except pursuant to a written agreement signed by the Buyer and the Seller; (c) may be signed in counterparts, each of which shall constitute one and the same instrument; and (d) shall terminate if the parties shall not have executed the Definitive Document on or before January 31, 2008. The captions used in this letter of intent are for convenience only and shall not affect the interpretation of this letter of intent.

12.       Legally Binding. This letter of intent shall be legally binding on the parties hereto.

Please confirm your agreement to the foregoing terms and conditions by signing in the space provided below and sending the fully executed letter of intent to me by fax or pdf, with the original to follow by courier.

Sincerely,

/s/ Flavio Gonzalez Duarte

FLAVIO GONZALEZ DUARTE

ACKNOWLEDGED AND AGREED TO

As of the first above written:

TRANSAX INTERNATIONAL LIMITED

By: /s/ Stephen Walters

Name: Stephen Walters

Title: President & CEO

Date: December 14, 2007